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                                                                   EXHIBIT 10.13










                        CAPITAL ONE FINANCIAL CORPORATION
                         1994 DEFERRED COMPENSATION PLAN














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                        CAPITAL ONE FINANCIAL CORPORATION
                         1994 DEFERRED COMPENSATION PLAN

                                TABLE OF CONTENTS

SECTION 1
        Purpose

SECTION 2
        Definitions
               2.1    Account
               2.2    Alternate Payee
               2.3    Base Salary
               2.4    Beneficiary
               2.5    Bonus
               2.6    Cash Balance Plan
               2.7    Change of Control
               2.8    Code
               2.9    Committee
               2.10   Company
               2.11   Compensation
               2.12   Deferral Amount
               2.13   Director
               2.14   Disability
               2.15   Distribution
               2.16   Distribution Date
               2.17   Domestic Relations Order
               2.18   Effective Date
               2.19   Eligible Employee
               2.20   ERISA
               2.21   Included Plan
               2.22   Participant
               2.23   Plan
               2.24   Spouse
               2.25   Year

SECTION 3
        Deferral Amounts and Credits
               3.1    Elections
               3.2    Elections/Included Plans
               3.3    Deferral Percentages
               3.4    Accounts
               3.5    Vesting of Account
               3.6    Interest Credited to the Account
               3.7    Certain Transfers
SECTION 4
        Payment of Deferred Compensation
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               4.1    Commencement of Payments
               4.2    Early or Delayed Payment
               4.3    Payments on Death
               4.4    Payments on Termination of Employment
               4.5    Elections
               4.6    Payment Upon Change on Control

SECTION 5
        Amendment or Termination
               5.1    Right to Terminate
               5.2    Right to Amend
               5.3    Assignment by Company

SECTION 6
        General Provisions
               6.1    No Funding
               6.2    ERISA Exemption
               6.3    No Contract of Employment
               6.4    Withholding Taxes
               6.5    Restrictions on Transfer
               6.6    Domestic Relations Order/ Alternate Payee
               6.7    Administration
               6.8    Construction
               6.9    Binding Upon Successors and Assigns
               6.10   Life Insurance and Funding
               6.11   Form of Communication




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                        CAPITAL ONE FINANCIAL CORPORATION
                         1994 DEFERRED COMPENSATION PLAN

                                    SECTION 1
                                     Purpose

        The 1994 Deferred Compensation Plan was adopted by the Board of Directors of Capital One Financial Corporation on October 28, 1994 for the benefit of a select group of highly compensated or management employees and the Capital One Financial Corporation Board of Directors to permit the deferral of compensation as provided in the Plan.
        The Board has determined that the benefits to be paid to Participants under this Plan constitute reasonable compensation for the services rendered and to be rendered by such Participants.

                                    SECTION 2
                                   Definitions

        Whenever used in the Plan, the following terms shall have the meanings set forth below unless the context clearly requires a different meaning:

        2.1 Account. The book account established by the Company for each Participant pursuant to Section 3 which shall reflect Deferral Amounts, transferred credits from an Included Plan and interest equivalents credited under Section 3.

        2.2 Alternate Payee. Any spouse, former spouse, child or other dependent of a Participant who is recognized by a Domestic Relations Order as having a right to receive all or a portion of the benefits payable under the Plan with respect to such Participant.

        2.3 Base Salary. The annual rate of compensations due to be paid an Eligible Employee for services to be rendered, but excluding bonuses, reimbursed expenses, cash profit sharing and other forms of extraordinary compensation as determined by the Committee not to be treated as Base Salary for purposes of the Plan.

        2.4 Beneficiary. The person(s) or entity designated by the Participant to receive his or her benefits under the Plan in a writing filed with the Company. If the Participant fails to make a designation or if the person(s) designated do not survive the Participant, the Beneficiary shall be the person or entity who is to receive benefits otherwise payable to a Participant under the Cash Balance Plan in the event of the Participant's death.

        2.5 Bonus. An amount which an Eligible Employee may become entitled to receive under a cash incentive program maintained by the Company.

        2.6 Cash Balance Plan. The Cash Balance Pension Plan adopted effective on the first to occur of January 1, 1995 and the Distribution Date.

        2.7 Change of Control. A "Change of Control" shall mean any of the following events:

        (a) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities"), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change of Control; or

        (b) Individuals who constitute the Board immediately prior to, or at the time of consummation of, the Distribution (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Distribution Date whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then compromising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

        (c) Approval by the shareholders of the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business

Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

        (d)    (i) a complete liquidation or dissolution of the Company or of
(ii) sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and the entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

        (e) Neither the sale of Company common stock in an initial public offering, nor the distribution of Company common stock by Capital One's parent corporation to its shareholders in a transaction to which Section 355 of the Internal Revenue Code applies, nor any restructuring of the Company or its Board of Directors in contemplation of or as the result of either of such events, shall constitute a Change of Control.

        2.8 Code. The Internal Revenue Code of 1986, as amended from time to time.

        2.9    Committee.  The Company's Compensation Committee.

        2.10 Company. Capital One Financial Corporation and its subsidiary corporations.

        2.11 Compensation. As to a Director, fees (including the annual retainer and meeting fees) earned by a Director. As to an Eligible Employee, the earnings paid by the Company for personal services, including incentives, bonuses, overtime and commissions received in cash. "Compensation" shall be determined before taking into account any amounts deferred pursuant to an election under the Plan. "Compensation" shall not include contributions under any other plan of deferred compensation maintained by the Company (other than amounts deferred pursuant to section 3.1), and variable pay, and "Compensation" shall not include special allowances, non-recurring payments or imputed income (such as amounts paid to an employee during an authorized leave of absence, moving expenses, car expenses, tuition reimbursement, meal allowances, the cost of excess group life insurance income includible in taxable income, amounts received upon the exercise of a stock appreciation right or nonqualified stock option, or income recognized as a result of a premature disposition of an incentive stock option, distributions from any nonqualified deferred compensation plans, payments under an Executive Severance Agreement, and any other extraordinary form of remuneration) and any additional compensation in any form received by a Participant on any date following his final period of employment, all as determined by the Company.

        2.12 Deferral Amount. The amounts elected to be withheld from Compensation (or components of Compensation) and credited from time to time to a Participant's Account pursuant to 3.1 and Section 3.5.

        2.13 Director. Any person serving as a Director of Capital One Financial Corporation.

        2.14 Disability. A condition that entitles the Participant to disability payments under the terms of the Company's long term disability plan.

        2.15 Distribution. The distribution of the Company's common stock to shareholders of the Company's parent corporation in a transaction to which Code
Section 355 applies.

        2.16   Distribution Date.  The date on which the Distribution occurs.

        2.17 Domestic Relations Order. Any judgement, decree or order (including approval of a property settlement agreement) which relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant made pursuant to a State domestic relations law (including a community property law).

        2.18 Effective Date. The first to occur of January 1, 1995 and the Distribution Date.

        2.19 Eligible Employee. An employee who is approved from time to time by the Compensation Committee as eligible to participate in either of the Company's Short- Term or Long -Term Cash Incentive Plans, an employee designated to participate in a cash incentive plan covering senior management employees, or an employee whose taxable compensation paid by the Company with respect to the calendar year preceding the year of determination and each year thereafter equals or exceeds 300% of the Social Security table wage base.

        2.20 ERISA. The Employee Retirement Income Security Act of 1974, as amended.

        2.21 Included Plan. Capital One Financial Corporation Senior Executive Short-Term Cash Incentive Plan, Capital One Financial Corporation Senior Executive Long-Term Cash Incentive Plan, and any other cash incentive plan covering designated senior management employees.

        2.22 Participant. An Eligible Employee or Director who elects to defer compensation under the Plan. Any employee who on the Effective Date is a Participant in an Included Plan shall be a Participant without regard to whether the employee is an Eligible Employee.

        2.23 Plan. The Capital One Financial Corporation 1994 Deferred Compensation Plan.

        2.24 Spouse. The person who is the Participant's "spouse" as such term is defined in the Cash Balance Plan.

        2.25   Year.  A calendar year.


                                    SECTION 3
                          Deferral Amounts and Credits

        3.1 Elections. An Eligible Employee or Director may elect to reduce his or her Compensation by a designated percentage as provided in Section 3.3 on such forms and at such times as may be prescribed by the Committee; provided that, effective January 1, 1996, only elections by Directors who are not employees of the Company shall be given effect in accordance with this sentence.

        3.2 Elections/Included Plans. An election made by a Participant while a Participant in a plan maintained by Signet Banking Corporation substantially similar to an Included Plan shall, as to deferrals and credits under the included Plan in effect immediately before the Effective Date, be treated as having been made under this Plan, and such election shall remain in effect until a subsequent election is made pursuant to Section 3.1.

        3.3 Deferral Percentages. The Committee shall provide forms and, when appropriate, formulate rules governing the making of deferred elections consistent with the terms of the Plan. Participants may elect Deferral Amounts in accordance with the following limitations:

        (a) A Director may only elect to defer up to 100% of his or her Compensation;

        (b) An Eligible Employee or class of Eligible Employees may elect to reduce and defer up to such percentage of his or her Compensation as the Committee may specify. Instead of making a general election applicable to all his or her Compensation, if the Committee permits, a Participant may make an election applicable to one or more components of Compensation (such as Base Salary or Bonuses, for example) and defer such percentage of the component as the Committee has authorized.

        3.4 Accounts. The Company will establish for bookkeeping purposes only an Account for each Participant and credit to the Account from time to time as the Compensation is earned the Deferral Amounts elected by the Participant under the Plan. Amounts deferred by an employee who was a participant in an Included Plan will be credited to his Account under the Plan, or, if the employee is eligible and has elected Deferral Amounts, added to his Account. The Account of a Participant who participated in the Signet Banking Corporation 1988 Deferred Compensation Plan shall include the amounts credited to him or her under that plan as of the date of such Participant's employment by the Company.

        3.5 Vesting of Account. Each Participant will be fully vested in Deferrals credited to his or her Account pursuant to Section 3.1.

        3.6 Interest Credited to the Account. Each Participant's Account will be credited with an interest equivalent in an amount determined from time to time by the Company. The Company shall have the right to increase or decrease the applicable interest equivalent rate at any time when it is in the best interest of the Company to do so. Interest equivalents shall be credited and compounded monthly.

        3.7 Certain Transfers. Effective January 1, 1996, the balance in the Account of any Eligible Employee shall be transferred, with the consent of the Eligible Employee, to an account established for the Eligible Employee under the Capital One Financial Corporation Excess Saving Plan. Following any such transfer, the Eligible Employee shall not be entitled to any benefit under the Plan.

                                    SECTION 4
                        Payment of Deferred Compensation

        4.1 Commencement of Payments. When a Participant ceases to render services to the Company on account of retirement (as such term is used in the Company's Cash Balance Plan) or Disability, the Participant shall be entitled to begin to receive within 90 days the balance then credited to his or her Account in substantially equal monthly payments over the period of months beginning with the first payment date and ending with the month in which the Participant attains age 80, unless the Committee authorizes a shorter payment period or a lump sum payment pursuant to Section 4.5. The amount of the initial installment shall equal the balance in the Account as of the date of payment, divided by the number of remaining installments (including the installment being determined). Thereafter, as of each January 1, the amount of the monthly installments for the calendar year shall be redetermined by dividing the account by the number of remaining installments. If the amount credited to the Account is paid in installments, the undistributed Account and subsequent installments shall be adjusted as provided in Section 3.6 to reflect interest credited on the amounts that remain undistributed.

        4.2 Early or Delayed Payment. The Committee may in its discretion authorize the distribution of his or her Account to a Participant who is still employed by the Company as provided in Section 4.1. A Participant who has received an early distribution or is receiving a distribution of his or her Account in installments while still employed shall not be entitled to have Deferral Amounts credited to an Account for 12 months after the distribution or series of distributions has been completed. The Committee in is discretion may delay to a date certain the commencement of payment of the Account to a Participant whose employment terminates because of retirement, death or Disability.

        4.3 Payments on Death. If a Participant dies prior to the commencement of payments under Sections 4.1 or 4.2, the Account shall be paid to his or her Beneficiary in a lump sum within 90 days after the date of death. If a Participant dies after payments have commenced, any remaining installments will be paid to the Participant's Beneficiary unless the Participant has elected that his Beneficiary shall receive a lump sum payment.

        4.4 Payments on Termination of Employment. If a Participant terminates employment with the Company for reasons other that Retirement, death or Disability, the Participant's Account shall be paid in a lump sum within 90 days of the last day the Participant performed services for the Company.

        4.5 Elections. Instead of receiving distribution of the Account in installments upon retirement or disability as provided in Section 4.1, the Committee may, if requested by a Participant, authorize a shorter period of payment or a lump sum payment. The request for a shorter period of payment or a lump sum payment shall be (a) subject to the consent of the Committee, (b) made in writing to the Committee at least one year prior to the date payments would commence or payment would be made, and (c) irrevocable once made.

        4.6 Payment Upon Change of Control. Notwithstanding any other provision of the Plan to the contrary, and unless the Eligible Employee made and filed with the Company as soon as practicable after first becoming a Participant, but in any event not later than six months before the occurrence of a Change of Control, an irrevocable election to defer receipt of payment of his Account to his retirement or earlier termination of employment if a Change of Control occurs, the Company shall pay to such Participant, Beneficiary or Alternate Payee of the Participant within 30 days of a Change of Control a lump sum in cash in an amount equal to the amount credited to his or her Account as of the Change of Control.


                                    SECTION 5
                            Amendment or Termination

        5.1 Right to Terminate. The Board may, in its sole discretion, terminate this Plan at any time. If the Plan is terminated, each Participant, former Participant or Beneficiary whose benefits are not in pay status shall be entitled to (a) begin to receive installment payments as provided, in Section 4, or (b) receive a single lump sum payment equal to the balance in his Account (including the unpaid balance in the Account of a Participant whose benefits are in pay status), as determined by the Company. The single lump sum payment shall be made as soon as practicable (but not later than 60 days) following the date the Plan is terminated and shall be in lieu of any other benefit which may be payable to the Participant, former Participant or Beneficiary under the Plan.

        5.2 Right to Amend. The Board may, in its sole discretion, amend this Plan in any way, provided no amendment shall adversely affect the rights of a Participant, former Participant or Beneficiary with respect to amounts credited to a Participant's, former Participant's or Beneficiary's Account as of the date of the amendment.

        5.3 Assignment by Company. The Company has the unconditional right to assign its responsibilities and obligations under this Plan to a successor or other entity without notice to Participants, Beneficiaries or Alternate Payees.


                                    SECTION 6
                               General Provisions

        6.1 No Funding. Nothing contained in this Plan shall require an Employer to segregate any assets from their general funds, or to create any trusts, or to make any special deposits for any amounts to be paid to any Participant, former Participant or Beneficiary. Participants, former Participants and any Beneficiary of a Participant shall not have any right, title or interest in or to any specific funds or property of any Employer, and their interest shall be those of a general creditor.

        6.2 ERISA Exemption. The Plan is an unfunded plan of deferred compensation covering a select group of management or highly compensated employees, intended to be exempt from the participation, vesting, funding and fiduciary provisions of ERISA pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of that statute.

        6.3 No Contract of Employment. The existence of this Plan does not constitute a contract for continued employment between an Eligible Executive or a Participant and his Employer.

        6.4 Withholding Taxes. All payments under this Plan shall be subject to and net of an amount sufficient to satisfy all federal, state or local withholding tax requirements.

        6.5 Restrictions on Transfer. Any benefits to which a Participant, his Beneficiary or Alternate Payee may become entitled under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance, and any attempt to do so is void. Benefits are not subject to attachment or legal process for the debts, contracts, liabilities, engagements or torts of a Participant, his Beneficiary or Alternate Payee. This Plan does not give a Participant, his Beneficiary or Alternate Payee any interest, lien, or claim against any specific assets of the Company. Participants and their Beneficiaries have only the rights of general creditors of the Company.

        6.6    Domestic Relations Order/Alternate Payee.

        (a) Notwithstanding the provisions of Section 6.5, an Alternate Payee shall be entitled to receive a benefit under the Plan, computed by reference to the Participant's benefit in accordance with the terms of the Domestic Relations Order, at the time and in the manner benefits begin to be paid or are paid to the Participant. If the Alternate Payee predeceases the Participant before payments begin to be paid or are paid to the Participant, the Alternate Payee's interest in the Plan shall begin to be paid or shall be paid (i) at the time and in the manner the Alternate Payee would have received or began to receive payment had the Alternate Payee survived, and (ii) if not inconsistent with the terms of the Domestic Relations Order, to the person or persons designated by the Alternate Payee in a writing filed with and acknowledged by the Company, or, if no writing has been filed or if the person or persons designated predeceases the Alternate Payee, to the legal representative of the Alternate Payee.

        (b) The Domestic Relations Order shall clearly specify (i) the name and last known mailing address of the Participant and the name and mailing address of each Alternate Payee covered by the order, (ii) the amount or percentage of the Participant's benefit to be paid by the Plan to each Alternate Payee, or the manner in which such amount or percentage is to be determined, and
(iii) any limitation on the number of payments or period to which such order applies. The Company shall not be required to make payments to an Alternate Payee pursuant to a Domestic Relations Order that requires the Plan to (i) provide any type or form of benefit, or payment option, not otherwise provided under the Plan, (ii) provide increased benefits (determined on the basis of actuarial value), or (iii) pay benefits to an Alternate payee otherwise required to be paid to another Alternate Payee under an order previously determined to be a Domestic Relations Order.

        (c) The Company shall have the right to delay any payment of a benefit under the Plan to an Alternate Payee for up to 180 days if necessary to determine whether the Domestic Relations Order complies with the provisions of this section.

        (d) If an Alternate Payee cannot be located after a diligent search has been conducted , the interest of the Alternate Payee can be forfeited at the discretion of the Company at any time after a two-year period and restored to the Participant on such conditions and terms as the Company shall determine.

        6.7  Administration.

        (a) This Plan shall administered by the Committee. The Committee shall interpret the Plan, establish regulations to further the purposes of the Plan and take any other action necessary to the proper operation of the Plan. Prior to paying any benefit under the Plan, the Committee may require the Participant, former Participant or Beneficiary to provide such information or material as the Committee, in its sole discretion, shall deem necessary for it to make any determination it may be required to make under the Plan. The Committee may withhold payment of any benefit under the Plan until it receives all such information and material and is reasonably satisfied of its correctness and genuineness.

        (b) The Committee shall provide adequate notice in writing to any Participant, former Participant, beneficiary or contingent beneficiary whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial. A reasonable opportunity shall be afforded to any such member, former Participant or Beneficiary for a full and fair review by the Committee of its decision denying the claim. The Committee's decision on any such review shall be final and binding on the Participant, former Participant or Beneficiary and all other interested persons.

        (c) All acts and decisions of the Committee shall be final and binding upon each Participant, former Participant and Beneficiary and employees of the Employer.

        (d) The committee may appoint an administrator and delegate its administrative and fiduciary responsibilities to such administrator.

        6.8 Construction. For construction, one gender includes the other, and the singular and plural include each other where the meaning would be appropriate. This Plan is construed in accordance with the laws of the State of Delaware, except to the extent that the laws of the United States of America have superseded those laws. The headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provision. If a provision of this Plan is not valid, that invalidity does not affect the remaining provisions.

        6.9 Binding Upon Successors and Assigns. The provisions of the Plan shall be binding upon the Participant and the Company and their successors, assigns, heirs, executors and beneficiaries.

        6.10 Life Insurance and Funding. The Company in its discretion may apply for and procure as owner and for its own benefit insurance of the life of the Participant, in such amounts and in such forms as the Company may choose. The Participant shall have no interest whatsoever in any such policy or policies, but, as a condition of participation and at the request of the Company, the Participant shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.

        6.11 Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participant shall be in writing and in such form as the Committee shall prescribe. Such communication shall be effective upon mailing, if sent by first class mail, postage pre-paid, and addressed to the Company's office at 2980 Fairview Park Drive, Falls Church, Virginia 22043.